CREDIT AGREEMENT

DATED AS OF DECEMBER 20, 2005

by and among

METALDYNE COMPANY LLC,
as Parent Borrower

and

METALDYNE CORPORATION,
as Holdings

and

CREDIT SUISSE,
as Administrative Agent and Lender

and

THE OTHER LENDERS PARTY HERETO,
as Lenders

and

CAPITALSOURCE FINANCE LLC,
as Syndication Agent

TABLE OF CONTENTS

CREDIT AGREEMENT dated as of December 20, 2005 (the “Agreement”), among METALDYNE CORPORATION, a Delaware corporation (“Holdings”), METALDYNE COMPANY LLC, a Delaware limited liability company (the “Parent Borrower”), the LENDERS party hereto and CREDIT SUISSE, as Administrative Agent (in such capacity, the “Administrative Agent”).

WHEREAS, subject to and upon the terms and conditions set forth herein, Parent Borrower has requested that the Lenders establish the credit facility set forth herein;

NOW, THEREFORE, Parent Borrower, Holdings, the Administrative Agent and the Lenders agree as follows:

ARTICLE I.  DEFINITIONS, SCHEDULES & EXHIBITS

(a)  All capitalized terms and accounting terms used or incorporated by reference herein without being defined herein shall have the meaning ascribed to them in the Senior Secured Credit Agreement; provided that (i) references in the Senior Secured Credit Agreement to “Foreign Subsidiary Borrowers” (except in the definition of “Subsidiary”), and “Issuing Bank” shall be disregarded, (b) references to (i) Section 2.15(b) shall be to Section 2.12(b) of this Agreement, (ii) Section 2.19(b) shall be to Section 2.16(b) of this Agreement, (iii) Section 2.17 shall be to Section 2.14 of this Agreement (iv) references to the “Collateral Agent” shall be to the “Administrative Agent” hereunder and (c) all other references to sections, articles or terms that are also expressly defined herein, shall be to the sections and articles of this Agreement and to such terms as defined herein. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accura” shall have the meaning assigned to such term in Section 3.14 hereto.

“Adjusted LIBO Rate” means with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Advance Rate” has the meaning assigned to such term in Section 2.01.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day (a) 6.50% per annum, in the case of an ABR Loan, or (ii) 7.50% per annum, in the case of a Eurocurrency Loan.

“Approved Fund” means with respect to any Lender (a) a CLO with respect to such Lender and (b) that is a fund which invests in bank loans and similar extensions of credit in the ordinary course of its business, any other fund that invests in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A hereto with such modifications as shall be approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Loans made on the same Draw Date.

“Borrowing Request” means a request by the Parent Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with any Eurocurrency Loan the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“CLO” means, with respect to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

“Collateral” means any and all “Collateral,” as defined in any applicable Security Document.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each party thereto (other than the Administrative Agent) either (i) a counterpart of (A) the Guarantee Agreement, (B) the Indemnity, Subrogation and Contribution Agreement and (C) the Security Agreement, in each case duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to each of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Security Agreement, in each case in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(c) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder on any Draw Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitment shall not exceed $20,000,000.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means, with respect to any piece of Equipment and Machinery, the invoiced amount for such piece of Equipment and Machinery which (i) a Loan Party has paid in cash and (ii) no Loan has previously been made, minus any amounts paid on or before June 23, 2005 in cash to reduce the amount owed on such invoice; provided that the Cost shall not include any installation costs, engineering costs and/or similar amounts incurred with the purchase and installation of such Equipment and Machinery.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Draw Date” has the meaning provided in Section 2.01(a).

“Effective Date” means the date on which the conditions specified in Section 4.01 hereof are satisfied (or waived in accordance with Section 9.02).

“Eligible Contract” means an agreement between any Eligible Loan Party and the manufacturer or vendor of any Equipment and Machinery relating to the purchase by such Eligible Loan Party of such Equipment and Machinery, but only insofar as the foregoing does not prohibit the assignment of such manufacturer’s and/or vendor’s warranty obligations contained in such agreement.

“Eligible Loan Party” means Parent Borrower, Metaldyne Light Metals Company, Inc., a Delaware corporation and Metaldyne Machining and Assembly Company, Inc., a Michigan corporation.

“Eligible Location” means each of the locations set for on Schedule 2 hereto or such other locations as Administrative Agent may agree to in writing.

“Equipment and Machinery” means that certain equipment and machinery listed on Schedule 5.08 hereto which is (i) used in the daily operations and in the ordinary course of business of an Eligible Loan Party, (ii) located at an Eligible Location, and (iii) either (A) acquired by a Loan Party within one hundred eighty (180) days prior to the Effective Date or (B) is purchased by an Eligible Loan Party on a Draw Date with the proceeds of a Borrowing.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Parent Borrower, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Parent Borrower under Section 2.16(b)), (i) any United States withholding Tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Parent Borrower with respect to any United States withholding Tax pursuant to Section 2.14(a) and (ii) any withholding Tax that is attributable to such Foreign Lenders’ failure to comply with Section 2.14(e).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Ford PPAP” means the documentation relating to the pre-production approval process conducted by Ford Motor Company on the Equipment and Machinery to confirm that such Equipment and Machinery produces X-22 Platform Products at proper specifications and at the proper rate.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“General Intangibles” has the meaning assigned to such term in the Security Agreement.

“GM PPAP” means the documentation relating to the pre-production approval process conducted by General Motors on the Equipment and Machinery to confirm that such Equipment and Machinery produces X-22 Platform Products at proper specifications and at the proper rate.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit B hereto made by the Parent Borrower and the Subsidiary Loan Parties party thereto in favor of the Administrative Agent for the benefit of the Secured Parties and any other guarantee executed by any guarantor thereto in favor of Administrative Agent and Lenders in respect of the Obligations.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit C hereto, among Holdings, the Parent Borrower, the Subsidiary Loan Parties party thereto and the Administrative Agent.

“Interest Election Request” means a request by the Parent Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to each Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs in intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Parent Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lender” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Loan” means the loans made by the Lenders to the Parent Borrower pursuant to this Agreement.

“Loan Document” means this Agreement and the Security Documents.

“Loan Parties” means the Parent Borrower and the other Subsidiary Loan Parties.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, contingent or otherwise, or material agreements of Holdings, the Parent Borrower and the Subsidiaries (including the Receivables Subsidiary), taken as a whole, (b) the ability of any Loan Party in any material respect to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Contract” shall mean each of the agreements scheduled as a “Material Contract” on the certificate required to be delivered pursuant to Section 4.01(c) hereof.

“Material Indebtedness” means (a) Indebtedness in respect of the loans and letters of credit outstanding under the Senior Secured Credit Agreement, Existing Subordinated Notes, the Permitted Subordinated Notes and the Permitted Senior Notes, (b) obligations in respect of the Permitted Receivables Financing and (c) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent Borrower and its Subsidiaries evidencing an aggregate outstanding principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means December 31, 2009.

“Net Proceeds” means, the cash proceeds received in respect of an event including (i) any cash received in respect of any noncash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, (iii) in the case of a condemnation or similar event, condemnation awards and similar payments and (iv) in the case of any sale, transfer or other disposition of any Collateral, the cash proceeds received in respect of such sale, transfer or disposition net of the costs of such sale, transfer or disposition (including taxes attributable thereto and any commissions and other customary transaction fees, costs and expenses), other than any costs payable to any Affiliate or any Subsidiary Loan Party.

“Non-Guarantor Subsidiaries” shall mean each of Metaldyne Driveline Co., LLC, Metaldyne Engine Co., LLC, MRFC, Inc. and MTSP. Inc.

“Obligations” has the meaning assigned to such term in the Security Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Perfection Certificate” means a certificate in the form of Annex I to the Security Agreement or any other form approved by the Administrative Agent.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05 of the Senior Secured Credit Agreement;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05 of the Senior Secured Credit Agreement;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII herein;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

(g) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of the Subsidiaries are located, other than any Mortgaged Property;

(h) Liens in favor or customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i) Leases or subleases granted to other Persons and not interfering in any material respect with the business of Holdings, the Parent Borrower and the Subsidiaries, taken as a whole;

(j) banker’s liens, rights of setoff or similar rights, in each case arising by operation of law; and

(k) Liens in favor of a landlord on leasehold improvements in leased premises;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Prepayment Event” means (a) any sale, transfer or other disposition of any Collateral (other than inventory constituting proceeds) or (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral (other than inventory constituting proceeds).

“Prime Rate” means the rate of interest per annum as announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

“Proceeds” has the meaning assigned to such term in the Security Agreement.

“Related Lenders” means, with respect to any Lender, such Lender’s Affiliates or an Approved Fund.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rent Reserve Date” shall mean February 18, 2006.

“Rent Reserves” shall have the meaning assigned to such term in Section 5.12.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total outstanding Loans and unused Commitments at such time.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit D hereto among the Parent Borrower, each Subsidiary Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Documents” means the Security Agreement, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each other security agreement or other instrument or document executed and delivered to secure any of the Obligations.

“Senior Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any noncash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds in excess of $1,000,000, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses and premiums paid by Holdings, the Parent Borrower and the Subsidiaries in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding) or the incurrence of Indebtedness, the amount of all payments required to be made by Holdings, the Parent Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by Holdings, the Parent Borrower and the Subsidiaries, and the amount of any reserves established by Holdings, the Parent Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the 24-month period immediately following such event and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of Holdings or the Parent Borrower) to the extent such liabilities are actually paid within such applicable time periods. Notwithstanding anything to the contrary set forth above, (i) the proceeds of any sale, transfer or other disposition of receivables (or any interest therein) pursuant to any Permitted Receivables Financing shall not be deemed to constitute Senior Net Proceeds and (ii) the proceeds of any sale, transfer or other disposition of receivables (or any interest therein) pursuant to any European Factoring Arrangement shall constitute Senior Net Proceeds only to the extent such proceeds can be repatriated to the United States without adverse tax consequences to the Parent Borrower or any Subsidiary.

“Senior Secured Credit Agreement” shall mean that certain Credit Agreement dated as of November 28, 2000, as amended and restated as of June 20, 2002, as amended through the Effective Date, among Metaldyne Corporation, the Parent Borrower, the foreign subsidiary borrowers party thereto, the lenders party thereto and the agents party thereto as may be amended, restated, supplemented or otherwise modified from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent Borrower. Unless expressly otherwise provided, the term “Subsidiary” shall not include Accura or any Non-Guarantor Subsidiaries.

“Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary.

“Supermajority Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 66 2/3% of the sum of the total outstanding Loans and unused Commitments at such time.

“Taxes” means any and all present or future taxes (of any nature whatsoever), levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tranche D Term Loans” means the loans made pursuant to clause (i) of Section 2.01(a) of the Senior Secured Credit Agreement as in effect on the Effective Date.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and (b) the other transactions contemplated hereby.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“X-22 Platform Products” means those certain six speed fuel efficient front wheel drive transmission components (such components to include, but not limited to, the end cover assembly, differential assembly, valve bodies (upper and lower) and output hub assembly) produced by Parent Borrower and/or its Subsidiaries for sale to Ford Motor Company and General Motors.

“X-22 Equipment and Machinery” means that certain Equipment and Machinery identified as “X-22 Equipment and Machinery” on Schedule 5.08 hereto.

(a)  Each Schedule to the Senior Secured Credit Agreement is incorporated by reference herein as if a part hereof.

(b)  In the event that the Senior Secured Credit Agreement and/or the Tranche D Term Loans cease to be outstanding at any time prior to the Maturity Date, each section and definition thereof that is incorporated by reference herein shall continue to be incorporated by reference herein as was in effect on the day before the Senior Secured Credit Agreement and/or Tranche D Term Loans ceased to be in effect or outstanding, as the case may be.

  ARTICLE II.  THE CREDITS

SECTION 2.01  Commitments.

Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Parent Borrower on any Business Day on or after the Effective Date and on or before June 30, 2006 (any such date, a “Draw Date”) in the principal amount requested by the Parent Borrower, but not to exceed any such Lender’s individual Commitment at such time; provided that (i) the amount of any Borrowing shall not exceed an amount equal to (x) 80% (the “Advance Rate”) of the Cost of the Equipment and Machinery, minus (y) with respect to any Loans made after the Rent Reserve Date, the applicable Rent Reserves and (ii) the aggregate amount of the Loans made hereunder shall not exceed $20,000,000. Amounts borrowed hereunder and repaid may not be reborrowed.

SECTION 2.02  Loans and Borrowings.

(a)  Each Loan shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Parent Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not effect the obligations of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurocurrency Borrowing or ABR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000.

(d)  Notwithstanding any other provision of this Agreement, the Parent Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03  Requests for Borrowings.

To request a Borrowing, the Parent Borrower shall notify the Administrative Agent of such request by prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Parent Borrower. Each such Borrowing Request shall specify, in compliance with Section 2.02, (i) the aggregate amount of such Borrowing; (ii) the date of such Borrowing, which shall be a Business Day; (iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; (iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; (v) a description, in reasonable detail, of the Equipment and Machinery to be financed (which description shall include the name of the Eligible Loan Party to own such Equipment and Machinery, the Cost and the Eligible Location where the Equipment and Machinery are to be located); and (vi) the location and number of the account of the owner of the applicable Equipment and Machinery to which funds are to be disbursed, which shall be in compliance with Section 2.04. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04  Funding of Borrowings.

(a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to an account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Eligible Loan Party who has purchased or is purchasing the Equipment and Machinery by promptly crediting the amounts so received, in like funds, to an account designated by the Parent Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Parent Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Parent Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Parent Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender the Federal Funds Effective Rate or (ii) in the case of the Parent Borrower, the interest rate applicable to Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05  Interest Elections.

(a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Parent Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Parent Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Parent Borrower shall notify the Administrative Agent of such election by written or fax notice (or telephone notice promptly confirmed by written or fax notice) by the time that a Borrowing Request would be required under Section 2.03 if the Parent Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or fax to the Administrative Agent in a form approved by the Administrative Agent and signed by the Parent Borrower.

(c)  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)  if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Parent shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If an Interest Election Request with respect to a Eurocurrency Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06  Termination and Reduction of Commitments.

Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the June 30, 2006. Commitments shall be automatically and permanently reduced upon the making of a Loan by the amount of such Loan. The Parent Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07  Repayment of Loans; Evidence of Debt.

(a)  The Parent Borrower hereby unconditionally promises to pay without any right of rescission and without duplication whatsoever, including any deduction for any setoff or counterclaim, to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as follows:

(i)  to the extent not previously paid, all Loans shall be due and payable on the Maturity Date; and

(ii)  each repayment of a Loan (or any portion thereof) shall be accompanied by accrued interest on the amount repaid.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Parent Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Parent Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Parent Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Parent Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08  Prepayment of Loans.

(a)  The Parent Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  In the event and on each occasion that any Net Proceeds are received by or on behalf of the Parent Borrower or any Subsidiary in respect of any Prepayment Event, the Parent Borrower shall, within three Business Days after such Net Proceeds are received, prepay the Loans in an aggregate amount equal to such Net Proceeds.

(c)  In the event and on each occasion that any Senior Net Proceeds (other than amounts which constitute Net Proceeds) are received by or on behalf of Holdings, the Parent Borrower or any Subsidiary in respect of any Prepayment Event (as such term is defined in the Senior Secured Credit Agreement; other than TriMas Available Proceeds and TriMas Specified Proceeds), the Parent Borrower shall, within three Business Days after such Senior Net Proceeds are received, prepay the Loans in an aggregate amount equal to such Senior Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event,” if Holdings or the Parent Borrower shall deliver, within such three Business Days, to the Administrative Agent a certificate of a Financial Officer to the effect that Holdings, the Parent Borrower and the Subsidiaries intend to apply the Senior Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Senior Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Parent Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Senior Net Proceeds in respect of such event (or the portion of such Senior Net Proceeds specified in such certificate, if applicable) except to the extent of any such Senior Net Proceeds therefrom that have not been so applied by the end of such 365-day period, at which time a prepayment shall be required in an amount equal to such Senior Net Proceeds that have not been so applied.

(d)  In the event that Rent Reserves are imposed with respect to any Equipment and Machinery relating to any Loans made prior to the Rent Reserve Date, the Parent Borrower shall repay the Loans in an aggregate amount equal to such Rent Reserve.

(e)  In the event that (i) any default or other event under any Material Contract shall have occurred and be continuing for a period of 60 days, the effect of which is to terminate such Material Contract or otherwise adversely affect any of the Eligible Loan Parties party thereto, or (ii) any party related thereto (other than an Loan Party) to any Material Contract seeks, voluntarily or involuntarily, liquidation, reorganization or other relief in respect of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, then the Parent Borrower shall prepay the Loans in an amount equal to the greater of (x) any amounts received by any Loan Party in connection with any such termination or adverse effect related to such Material Contract (including, but not limited to, as a settlement, payoff or damages related thereto) and (y) the outstanding amount of the Loans made hereunder based upon the Equipment and Machinery used in the production of the goods and products related to such Material Contract.

(f)  In the event that an uninsured loss of Collateral shall occur involving, either singly or in the aggregate, an amount in excess of $1,500,000 the Parent Borrower shall prepay, within two (2) Business Days after such occurrence, the Loans in an amount equal to such uninsured loss.

(g)  The Parent Borrower shall notify the Administrative Agent by written or fax notice (or telephone notice promptly confirmed by written or fax notice) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09  Fees.

(a)  The Parent Borrower agrees to pay to the Administrative Agent for the account of each Lender (or its designee) a commitment fee, which shall accrue at 7.50% per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on March 31, 2006, June 30, 2006 and on the date on which the Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Parent Borrower (on behalf of itself) agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Administrative Agent.

(c)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.10  Interest.

(a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Parent Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loans, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amounts, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternative Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11  Alternative Rate of Interest.

If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by written or fax notice (or telephone notice promptly confirmed by written or fax notice) and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as a Eurocurrency Borrowing, shall be ineffective, and any Eurocurrency Borrowing that is requested to be continued shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Borrowing such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12  Increased Costs.

(a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any participation thereon;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or maintaining its obligation to make any such Loan) or reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Parent Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for such additional costs incurred or any such reduction suffered.

(b)  If any Lender determines that any Change in Law regarding capital adequacy or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Parent Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Parent Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13  Break Funding Payments.

 In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.16, then, in any such event, the Parent Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14  Taxes.

(a)  Any and all payments by or on account of any obligation of the Parent Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Parent Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Parent Borrower shall make such deductions and (iii) the Parent Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Parent Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Parent Borrower shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Parent Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Parent Borrower to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Parent Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Parent Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)  If the Administrative Agent or a Lender (or a transferee) determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Parent Borrower or with respect to which the Parent Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Parent Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Parent Borrower under this Section 2.14 with respect to the Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Parent Borrower, upon the request of the Administrative Agent or such Lender (or transferee), agrees to repay the amount paid over to the Parent Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or transferee) in the event the Administrative Agent or such Lender (or Transferee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.14(f) shall require the Administrative Agent or any Lender to make available its tax returns or any other information relating to its taxes which it deems confidential to the Parent Borrower or any other person.

SECTION 2.15  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)  The Parent Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices as specified by Administrative Agent by reasonably advanced notice to Parent Borrower from time to time, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such partici-

ations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Parent Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Parent Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Parent Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Parent Borrower will not make such payment, the Administrative Agent may assume that the Parent Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Parent Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16  Mitigation Obligations; Replacement of Lenders.

(a)  If any Lender requests compensation under Section 2.12, or if the Parent Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.12, or if the Parent Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee selected by the Parent Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Parent Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES

SECTION 3.01  Incorporation by Reference.

 Article III of the Senior Secured Credit Agreement (other than Sections 3.01, 3.02, 3.03, 3.05, 3.09, 3.11, 3.13, 3.15, 3.16 and 3.17 thereof) is incorporated by reference herein, mutatis mutandis, as if a part hereof; provided that (a) references to “Foreign Subsidiary Borrowers,” “Information Memorandum” and “Letters of Credit” shall be disregarded, (b) the words “Agreement,” “Effective Date,” “Loan,” “Loan Documents,” “Material Adverse Effect,” “Transactions” shall be used with the meaning provided in Section 1.01 hereof, (c) reference to Section 6.02 shall be a reference to Section 6.02 hereof and (d) references to December 31, 2001 shall be deemed references to January 2, 2005.

SECTION 3.02  Organization; Powers.

 Each of Holdings, the Parent Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.03  Authorization; Enforceability.

 The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each of Holdings and the Parent Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Parent Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04  Governmental Approvals; No Conflicts.

 The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (x) such as have been obtained or made and are in full force and effect, (y) filings necessary to perfect Liens created under the Loan Documents and (z) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Parent Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Parent Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Parent Borrower or any of its Subsidiaries, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Parent Borrower or any of its Subsidiaries, except Liens created under the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.05  Properties.

 Each of the Eligible Loan Parties has (or will have upon purchase thereof) good title to the Equipment and Machinery.

SECTION 3.06  Taxes.

 Each of Holdings, the Parent Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07  Disclosure.

 Each of Holdings and the Parent Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Parent Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Parent Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

SECTION 3.08  Insurance.

 As of the Effective Date, all premiums due in respect of material insurance policies (including the policies covering the Equipment and Machinery) maintained by or on behalf of Holdings, the Parent Borrower and the Subsidiaries as of the Effective Date have been paid.

SECTION 3.09  Solvency.

 Each of Holdings and the Parent Borrower represents and warrants to the Lenders that on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date and the making of each Loan hereunder.

SECTION 3.10  Senior Indebtedness.

 Each of Holdings and the Parent Borrower represents and warrants to the Lenders that to the extent any Subordinated Debt is outstanding, the Obligations constitute “purchase money obligations” or “Senior Indebtedness” under and as used in the Subordinated Debt Documents and constitute “Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets” under and as used in the Senior Secured Credit Agreement.

SECTION 3.11  Security Documents.

Each of Holdings and the Parent Borrower represents and warrants to the Lenders that the Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and, when financing statements in appropriate form are filed in the offices specified on Sched-

ule 6 to the Perfection Certificate, the security interest created by the Security Agreement shall constitute a perfected security interest in all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens permitted by Section 6.02 hereof.

SECTION 3.12  Anti-Terrorism Law.

 Each of Holdings and the Parent Borrower represents and warrants to the Lenders that:  No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any laws, regulations or orders relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)  No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)  a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)  a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)  a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)  a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)  No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.13  Non-Guarantor Subsidiaries.

 Each of Holdings and the Parent Borrower represents and warrants to the Lenders that none of the Non-Guarantor Subsidiaries are guarantors of any of the obligations arising under or related to the Senior Secured Credit Facility.

SECTION 3.14  Accura Tool & Mold, Inc.

Each of Holdings and the Parent Borrower represents and warrants to the Lenders that the fair market value of the assets of Metaldyne Accura Tool & Mold, Inc. (“Accura”) is less than $100,000 and that Accura’s net income for the most recently completed twelve month period is less than $100,000.

    ARTICLE IV.  CONDITIONS

SECTION 4.01  Effective Date.

 The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent shall have received from each Lender and each Loan Party either (i) a counterpart of this Agreement and each other Loan Document to which it is a party, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement or such Loan Document.

(b)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Holdings and the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and setting forth the list of Material Contracts.

(d)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(e)  The Administrative Agent shall have received evidence that the insurance and related endorsements required by Section 5.08 hereof and the Security Documents are in effect.

(f)  All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained.

(g)  There shall be no litigation or administrative proceeding that has had or is reasonably likely to have a material adverse effect on the ability of the parties to consummate the Transactions or the other transactions contemplated hereby.

(h)  The consummation of the Transactions shall not (a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default under, any material indenture or other agreement or Holdings or any of its subsidiaries.

(i)  The Administrative Agent shall have received fully executed copies of the Ford PPAP and the GM PPAP each in form and substance reasonably satisfactory to Administrative Agent.

(j)  The Administrative Agent shall have received an opinion of each of Cahill, Gordon & Reindel LLP and Foley and Lardner LLP addressed to Administrative Agent and Lenders as to such matters as Administrative Agent may reasonably request.

SECTION 4.02  Each Draw Date.

 The obligation of each Lender to make a Loan on any Draw Date (including the Effective Date, if the Effective Date is also a Draw Date) is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing;

(b)  At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing;

(c)  A purchase of Equipment and Machinery by an Eligible Loan Party pursuant to an Eligible Contract shall have occurred substantially simultaneously with the making of such Loan (unless such Equipment and Machinery was purchased prior to the Effective Date in which case such purchase shall have occurred within one hundred eighty (180) days prior to the Effective Date) and the consummation of such purchase and the making of the Loans hereunder shall not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under, any material indenture or other agreement of Holdings or any of its subsidiaries;

(d)  The Administrative Agent shall have received financing statements on Form UCC-1 (or amendments thereto on Form UCC-3 to make additions to the description of Collateral) and other instruments in appropriate form, as necessary, or in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens granted by the Security Agreement along with such documentation as shall be reasonably acceptable to the Administrative Agent from the Collateral Agent under the Senior Secured Credit Agreement (i) stating that such Equipment and Machinery and any General Intangibles and Proceeds related thereto are not subject to a Lien thereunder and (ii) releasing any Liens which may have been previously granted on such assets described in clause (i) above; and

(e)  The Administrative Agent shall have received a Perfection Certificate (or a supplement thereto) that is accurate as of such Draw Date after giving effect to all purchases of Equipment and Machinery through and including such Draw Date.

Each Borrowing shall be deemed to constitute a representation and warranty by Holdings and the Parent Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V.  AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, Holdings and the Parent Borrower covenant and agree with the Lenders that:

SECTION 5.01  Financial Statements and Other Information.

 Holdings and the Parent Borrower will furnish to Administrative Agent and to each Lender each of the financial statements and other information required to be provided (and within the same time periods) to lenders under Section 5.01 of the Senior Secured Credit Agreement.

SECTION 5.02  Notices of Material Events.

 Holdings and the Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Parent Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Parent Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03  Information Regarding Collateral.

The Parent Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Parent Borrower agrees not to effect or permit any change referred to in the preceding sentence unless written notice has been delivered to the Administrative Agent, together with all applicable information to enable the Administrative Agent to make all filings under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent (on behalf of the Secured Parties) to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(a)  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01 of the Senior Secured Credit Agreement, the Parent Borrower (on behalf of itself and the other Loan Parties) shall deliver to the Administrative Agent a certificate of a Financial Officer of the Parent Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04  Existence; Conduct of Business.

 Each of Holdings and the Parent Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names the loss of which would have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 of the Senior Secured Credit Agreement or disposition permitted by Section 6.03 herein.

SECTION 5.05  Payment of Obligations.

 Each of Holdings and the Parent Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06  Maintenance of Properties.

 Each of Holdings and the Parent Borrower will, and will cause each of the Subsidiaries to, keep and maintain all Collateral in good working order and condition, ordinary wear and tear excepted; provided that the foregoing shall not prohibit any disposition permitted under Section 6.03 herein or (x) any merger, consolidation, liquidation or dissolution of Loan Parties that are not Eligible Loan Parties or (y) any merger or consolidation of Eligible Loan Parties to the extent Section 5.09 hereof is complied with and (i) if Parent Borrower is a party thereto, the Parent Borrower is the surviving entity of such merger or consolidation and (ii) otherwise, such Eligible Loan Party is the surviving entity of such merger or consolidation.

SECTION 5.07  Casualty and Condemnation.

 The Parent Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of casualty or other insured damage to any material portion of any Collateral having a book value or fair market value of $100,000 or more or the commencement of any action or proceeding for the taking of any Collateral having a book value or fair market value of $100,000 or more or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.08  Use of Proceeds.

 The Parent Borrower will use on each Draw Date the proceeds of the Loans (which Loans shall not exceed an amount equal to (i) the product of (x) the Cost of the Equipment and Machinery being financed on such Draw Date by (y) the Advance Rate, minus (ii) with respect to any Loans made after the Rent Reserve Date, the applicable Rent Reserves) only for (A) the purchase of Equipment and Machinery and (B) the payment of fees and expenses payable by an Eligible Loan Party in connection with the acquisition of such Equipment and Machinery. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Schedule 5.08 sets forth the Cost for each piece of Equipment and Machinery, an accurate description of each piece of Equipment and Machinery, the Eligible Location where it is expected to be located and the Eligible Loan Party that has purchased or will be purchasing such Equipment and Machinery.

SECTION 5.09  Insurance.

 Each of Holdings and the Parent Borrower will, and will cause each of the Subsidiaries to, maintain insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Such insurance shall be maintained with financially sound and reputable insurance companies, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained. In addition, each of Holdings and the Parent Borrower will, and will cause each of its Subsidiaries to, maintain all insurance required to be maintained pursuant to the Security Documents. The Parent Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. All insurance policies or certificates (or certified copies thereof) with respect to such insurance maintained for the Collateral shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Administrative Agent and Lenders (including, without limitation, by naming the Collateral Agent as loss payee or additional insured, as appropriate).

SECTION 5.10  Books and Records; Inspection and Audit Rights.

 Each of Holdings and the Parent Borrower will, and will cause each of the Eligible Loan Parties to, keep proper books of record and accounts in which full, true and correct entries are made of all dealings and transactions in relation to the Equipment and Machinery. In relation to the Equipment and Machinery, each of Holdings and the Parent Borrower will, and will cause each of the Eligible Loan Parties to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect any of the properties in which Equipment and Machinery is located and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested.

SECTION 5.11  Compliance with Laws.

 Each of Holdings and the Parent Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12  Landlords’ Waiver and Consent.

 Each Eligible Loan Party shall use commercially reasonable efforts to obtain a landlord’s waiver and consent, in form and substance reasonably satisfactory to Administrative Agent, from the lessor of each leased location where any Equipment and Machinery is located; provided, however, if any such waivers are not received by Administrative Agent (i) for Equipment and Machinery financed from and including the Effective Date through and including the Rent Reserve Date, by the Rent Reserve Date and (ii) for all Equipment and Machinery financed after the Rent Reserve Date, on the applicable Draw Date for such Equipment and Machinery, then the Administrative Agent may, at its option, or shall at the request of any Lender, impose a Rent Reserve with respect thereto in an amount equal to two (2) months of all the rental and related payments in respect of any such location (a “Rent Reserve”). The Administrative Agent agrees to provide Parent Borrower with ten (10) days’ prior written notice of any implementation of Rent Reserves; provided that the failure of the Administrative Agent to provide such notice or any error therein shall not in any manner affect the implementation of the Rent Reserve or the obligation of the Parent Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 5.13  Non-Guarantor Subsidiaries.

 Each of Holdings and the Parent Borrower will, and will cause each of the Subsidiaries to, cause any Non-Guarantor Subsidiary who subsequently becomes a guarantor under the Senior Secured Credit Agreement to become a guarantor of the Obligations hereunder and to execute and deliver to the Administrative Agent a joinder agreement in the form and substance of Annex I to the Guarantee Agreement.

SECTION 5.14  Further Assurances.

 The Parent Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, landlord waivers and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirements to be and remain satisfied, all at the expense of the

Loan Parties. The Parent Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VI.  NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of Holdings and the Parent Borrower (as to itself only) covenants and agrees with the Lenders that:

SECTION 6.01  Incorporation by Reference.

 Sections 6.01, 6.03, 6.04, 6.07, 6.08, 6.09, 6.10, 6.11, 6.13, 6.14, 6.15 and 6.16 of the Senior Secured Credit Agreement (collectively, the “Incorporated Negative Covenants”) are incorporated by reference herein, mutatis mutandis, as if a part hereof; provided that (a) references to (i) “Lenders” shall be a reference to “Lenders” as defined in Section 1.01 hereof and (ii) “Default” shall mean a Default under this Agreement; (b) unless expressly provided otherwise herein and solely for the purpose of this Section 6.01, all defined terms used in Incorporated Negative Covenants shall be references to defined terms as defined in the Senior Secured Credit Agreement; (c) unless expressly provided otherwise herein and solely for the purpose of this Section 6.01, all section references made in Incorporated Negative Covenants shall be references to sections of the Senior Secured Credit Agreement; and (d) notwithstanding anything to the contrary, this Agreement and the transactions contemplated hereby shall not be deemed to violate any provision of this Agreement as incorporated by reference herein.

SECTION 6.02  Liens.

 Section 6.02 of the Senior Secured Credit Agreement is incorporated by reference herein, mutatis mutandis, as if a part hereof; provided that unless expressly provided otherwise herein and solely for the purpose of this Section 6.02, all defined terms used in section 6.02 of the Senior Secured Credit Agreement shall be references to defined terms as defined in the Senior Secured Credit Agreement; and solely for the purpose of this Section 6.02, all section references made in Section 6.02 of the Senior Secured Credit Agreement shall be references to sections of the Senior Secured Credit Agreement; provided further that, notwithstanding anything to the contrary, the Parent Borrower will not and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Collateral now owned or hereafter acquired by it, or assign or sell any income or revenues or rights in respect of any thereof, except (a) Liens created under the Loan Documents, (b) Permitted Encumbrances and (c) Liens on inventory (to the extent such inventory constitutes proceeds of the Equipment and Machinery) granted in connection with the Senior Secured Credit Agreement.

SECTION 6.03  Asset Sales.

 Section 6.05 of the Senior Secured Credit Agreement is incorporated by reference herein, mutatis mutandis, as if a part hereof; provided that unless expressly provided otherwise herein and solely for the purpose of this Section 6.03, all defined terms used in section 6.05 of the Senior Secured Credit Agreement shall be references to defined terms as defined in the Senior Secured Credit Agreement; and solely for the purpose of this Section 6.03, all section references made in Section 6.05 of the Senior Secured Credit Agreement shall be references to sections of the Senior Secured Credit Agreement; provided further that, notwithstanding anything to the contrary therein, neither Holdings nor the Parent Borrower will, nor will Holdings or the Parent Borrower permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any Collateral (which shall include any sale, transfer, lease or other disposition of any Subsidiary that owns Collateral) without the consent of the Requisite Lenders (not to be unreasonably withheld) and unless (a) any such sale, transfer, lease or other disposition of Collateral shall be made for not less than the outstanding financed Loan amount for such Collateral and for 100% cash consideration and (b) the proceeds of any such sale, transfer, lease or other disposition of Collateral shall be used to repay the Loans in accordance with Section 2.08 hereof.

SECTION 6.04  Sale and Leaseback Transactions.

 Section 6.06 of the Senior Secured Credit Agreement is incorporated by reference herein, mutatis mutandis, as if a part hereof; provided that unless expressly provided otherwise herein and solely for the purpose of this Section 6.04, all defined terms used in Section 6.06 of the Senior Secured Credit Agreement shall be references to defined terms as defined in the Senior Secured Credit Agreement; and solely for the purpose of this Section 6.04, all section references made in Section 6.06 of the Senior Secured Credit Agreement shall be references to sections of the Senior Secured Credit Agreement; provided further that, notwithstanding anything to the contrary therein, neither Holdings nor the Parent Borrower will, nor will Holdings or Parent Borrower permit any Eligible Loan Party to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any real property in which Equipment and Machinery is located, whether now owned or hereinafter acquired, and thereafter rent or lease such property, unless (i) such Eligible Loan Party shall first obtain a landlord’s waiver and consent, in form and substance reasonably satisfactory to Administrative Agent, from the lessor of such real property where such Equipment and Machinery is located or (ii) if such Eligible Loan Party is unable to procure such landlord’s waiver and consent, Administrative Agent has implemented a Rent Reserve.

SECTION 6.05  Transfer of Equipment and Machinery.

 No Eligible Loan Party shall transfer title or possession of any Equipment and Machinery to any other Person, except (w) as permitted by Section 6.03 hereof, (x) to another Eligible Loan Party, (y) to another Loan Party in accordance with Section 5.05 herein, or (z) in all other cases with the prior written consent of the Administrative Agent.

SECTION 6.06  X-22 Platform Products.

 No Eligible Loan Party shall manufacture or produce any X-22 Platform Products without such X-22 Platform Products being substantially produced or manufactured by the X-22 Equipment and Machinery.

SECTION 6.07  Changes to Material Contracts.

 Holdings and the Parent Borrower shall not and shall not cause or permit any of their Subsidiaries to change or amend the terms of any of the Material Contracts in a manner that would adversely affect, as concerns Holdings, Parent Borrower or any of their Subsidiaries, the economic value of such Material Contracts.

SECTION 6.08  Accura.

 Accura shall not (i) acquire any assets, (ii) incur any liabilities other than for ordinary course franchise taxes and similar maintenance fees or (iii) engage in any business activities. In addition, no Loan Party shall make any loans or advances to Accura.

ARTICLE VII.  EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur (it being understood and agreed that to the extent (i) any provision of the Senior Secured Credit Agreement is amended, waived or otherwise modified to prevent or cure an event of default thereunder and solely to the extent such provision is incorporated by reference herein, such amendment, waiver or other modification is automatically incorporated by reference herein, mutatis mutandis, without any further action on the part of the Parent Borrower, the Administrative Agent or any Lender thereby preventing or curing any correlated Event of Default hereunder and (ii) any of the Lenders or the Administrative Agent (as such terms are used in the Senior Secured Credit Agreement) receive in connection with any such amendment, waiver or modification described in subsection (i) above (A) any increased interest rate (including any interest payable under Section 2.13(c) of the Senior Secured Credit Agreement), then the interest rate hereunder shall be increased by the same number of basis points as the interest rate under the Senior Secured Credit Agreement was increased or (B) any fees or any other compensation, other than in connection with a complete refinancing of the Senior Secured Credit Agreement (collectively, the “Fees”), then the Parent Borrower shall pay the Lenders hereunder at the time of such payment under the Senior Secured Credit Agreement, pro rata, an amount equal to the product of (x) the aggregate Commitment plus (without duplication) any Loans out-

standing hereunder by (y) a fraction, the numerator of which is the Fees and the denominator of which is the total Commitments plus (without duplication) the total Loans outstanding under the Senior Secured Credit Agreement):

(a)  the Parent Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Parent Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of Holdings, the Parent Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  Holdings or the Parent Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.03, 5.08 or 5.09 herein, Article VI herein or Section 5.04 of the Senior Secured Credit Agreement as incorporated by reference herein, mutatis mutandis;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent Borrower (which notice will be given at the request of any Lender);

(f)  Holdings, the Parent Borrower or any Subsidiary shall fail to make any payment of principal or interest in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period with respect thereto;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Parent Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  Holdings, the Parent Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  Holdings, the Parent Borrower or any Subsidiary shall become unable, admit in writing in a court proceeding its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against Holdings, the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment;

(l)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect on Holdings, the Parent Borrower and its Subsidiaries;

(m)  any Lien covering property purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(n)  the Guarantee Agreement shall cease to be, or shall have been asserted not to be, in full force and effect;

(o)  Holdings, the Parent Borrower or any Subsidiary shall challenge the subordination provisions of the Subordinated Debt or assert that such provisions are invalid or unenforceable or that the Obligations of the Parent Borrower, or the Obligations of Holdings or any Subsidiary under the Guarantee Agreement, are not senior indebtedness under the subordination provisions of the Subordinated Debt, or any court, tribunal or government authority of competent jurisdiction shall judge the subordination provisions of the Subordinated Debt to be invalid or unenforceable or such Obligations to be not senior indebtedness under such subordination provisions or otherwise cease to be, or shall be asserted not to be, legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

(p)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Parent Borrower described in clause (h) or (i) of this Article) and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Parent Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower; and in case of any event with respect to the Parent Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Parent Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower.

ARTICLE VIII.  THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Parent Borrower, or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing be-

lieved by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Parent Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The Lenders identified in this Agreement as the Syndication Agent and the Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, none of the Syndication Agent or the Documentation Agents shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Syndication Agent and the Documentation Agents as it makes with respect to the Administrative Agent or any other Lender in this Article VIII.

ARTICLE IX.  MISCELLANEOUS

SECTION 9.01  Notices.

 Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)  if to the Parent Borrower or Holdings at Metaldyne Corporation, 47659 Halyard Drive, Plymouth, MI 48170, and

(b)  if to the Administrative Agent, to the attention of Vanessa Gomez at Credit Suisse, Eleven Madison Avenue, New York, NY 10010.

Any party may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02  Waivers; Amendments.

(a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as expressly provided herein), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release any material portion of the Col-

lateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change the Advance Rate without the consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, (i) Parent Borrower may, with the written consent of the Administrative Agent, supplement Schedule 5.08 and/or Schedule 2 to add additional Equipment and Machinery and/or Eligible Locations, as applicable, and, upon Administrative Agent’s receipt of each supplement which Administrative Agent has consented to, such Equipment and Machinery and Eligible Locations, as applicable, shall be deemed added to Schedule 5.08 and Schedule 2, as applicable; and (ii) any provision of this Agreement may be amended by an agreement in writing entered into by the Parent Borrower, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03  Expenses; Indemnity; Damage Waiver.

(a)  The Parent Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel in each applicable jurisdiction for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, due diligence investigation, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)  The Parent Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Parent Borrower fail to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a

Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Term Loans and unused Commitments at the time.

(d)  To the extent permitted by applicable law, the Parent Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04  Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, Administrative Agent and the Parent Borrower must give its prior written consent to such assignment (which consent in each case shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender (or Related Lenders) subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and such other documents as are required by Section 2.14(e) herein; and provided further that any consent of the Parent Borrower otherwise required under this paragraph shall not be required if an Event of Default under Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of the Parent Borrower to such assignee under Section 2.12, 2.13 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by the Parent Borrower in the absence of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)  The Administrative Agent, acting for this purpose as an agent of the Parent Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Holdings, the Parent Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)  Any Lender may, without the consent of the Parent Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Parent Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.09(c) as though it were a Lender.

(f)  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Parent Borrower. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Parent Borrower to comply with Section 2.14(e) as though it were a Lender.

(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05  Survival.

 All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents (whether incorporated by reference or otherwise) and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2, 13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06  Counterparts; Integration; Effectiveness.

 This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07  Severability.

 Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08  Right of Setoff.

 If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent Borrower against any of and all the obligations of the Parent Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09  Governing Law; Jurisdiction; Consent to Service of Process.

(a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)  Each of Holdings and the Parent Borrower hereby irrevocably and unconditionally submit, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Parent Borrower, or its properties in the courts of any jurisdiction.

(c)  Each of Holdings and the Parent Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10  WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11  Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12  Confidentiality.

Section 10.12 of the Senior Secured Credit Agreement is incorporated by reference herein as if it were a part hereof; provided (a) that references to the “Foreign Subsidiary Borrowers,” and “Issuing Bank” shall be disregarded and (b) references to the “Administrative

Agent,” “Agreement,” “Lenders,” and “Loan Documents” shall each be used as defined in Section 1.01 hereof. Notwithstanding anything to the contrary contained herein or in Section 10.12 of the Senior Secured Credit Agreement, Parent Borrower hereby agrees that the Lenders or any Affiliate of the Lenders may, with the prior written consent of Parent Borrower (which consent shall not be unreasonably withheld), (i) disclose a general description of the transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Parent Borrower’s or any Subsidiary Loan Party’s (as long as such Subsidiary Loan Party is party to the Guarantee Agreement) name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes. Parent Borrower shall not, and shall not permit any of its Affiliates to, use any Lender’s name (or the name of any of Lenders’ Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Lender’s prior written consent (which consent shall not be unreasonably withheld, except as required by applicable law, rule or regulation).

SECTION 9.13  Interest Rate Limitation.

 Section 10.13 of the Senior Secured Credit Agreement is incorporated by reference herein as if it were a part hereof.

SECTION 9.14  Senior Secured Credit Agreement.

 Notwithstanding any cross-references in this Agreement to the Senior Secured Credit Agreement, this Agreement and the Senior Secured Credit Agreement are separate and independent agreements and the existence of the cross-references herein shall not be construed in any manner to mean that the claims under the Senior Secured Credit Agreement are “substantially similar” (as defined by section 1122(a) of the bankruptcy code) to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

METALDYNE CORPORATION

By: /s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief
Financial Officer

METALDYNE COMPANY LLC

By: /s/ Jeffrey M. Stafeil
Name: Jeffrey M. Stafeil
Title: Executive Vice President and Chief
Financial Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent

By: /s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Vice President

By: /s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Associate